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                                   Exhibit 5.1

                               Opinion of Counsel

                      [OXFORD INDUSTRIES, INC. LETTERHEAD]

                                                              February 20, 2004

Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

Ladies and Gentlemen:

         I serve as Vice President, Secretary & General Counsel and as an in-house attorney with Oxford Industries, Inc., a Georgia corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation of the Registration Statement and the filing thereof with the Securities and Exchange Commission (the "Commission"), pursuant to which the Company intends to register under the Securities Act of 1933, as amended, 1,500,000 shares (the "Shares") of Common Stock, par value $1 per share, of the Company that may be acquired or are issuable in connection with the Oxford Industries, Inc. 1997 Stock Option Plan (the "Plan").

         As Vice President, Secretary & General Counsel, I am generally familiar with the corporate affairs of the Company and its subsidiaries and the terms of the Plan. In rendering the opinion set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances to provide a basis for the opinion, including without limitation, the Plan.

         I am admitted to the Bar of the State of Georgia and am duly qualified to practice law in that state. No opinion is expressed herein concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares under the Plan. The opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and any obligation to advise you of changes to such pertinent laws or facts after the date hereof is expressly disclaimed.

         Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, against payment in full of the purchase price therefor, if any, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,


/s/ Thomas C. Chubb III